               Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934
                               (Amendment No.______)

Filed by the Registrant                           [X]
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Check the appropriate box:

[_]  Preliminary Information Statement        [_]  CONFIDENTIAL, FOR USE OF THE
[X]  Definitive Information Statement         COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Additional Materials          RULE 14c-5(d)(2))

                             North American Funds
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[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

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Notes:

                                                                 April 29, 1999

Dear Shareholder:

      We are pleased to include materials concerning the International Equity Fund (formerly the International Growth and Income Fund) (the "Fund"). Contained in this package are two documents for your review:

  . Information Statement--J.P. Morgan Investment Management, Inc. ("J.P. Morgan") tendered its resignation as subadvisor, effective March 31, 1999. As a result, the existing subadvisory agreement for the Fund between CypressTree Asset Management Corporation, Inc. and J.P. Morgan terminated, and approval of a new agreement became necessary.

      The Board of Trustees approved a new subadvisory agreement with Morgan Stanley Dean Witter Investment Management, Inc. on substantially identical terms to the original agreement. The advisory fees charged to the Fund did not change as a result of this new agreement.

      The Information Statement requires no action by you. It simply provides information about the new agreement.

  . Proxy Statement--The Board of Trustees approved a change in the investment objective of the Fund to eliminate growth of income from the investment objective, as explained in the Proxy Statement. The proposed change is subject to shareholder approval. We urge you to carefully read the proxy statement, fill out your proxy card and return it to us.

      Please review both documents and direct any questions you may have to the Fund's Shareholder Services Department at 1-800-872-8037.

                                                     Sincerely,
                                                       [SIG BRADFORD K.
                                                       GALLAGHER]
                                                     Bradford K. Gallagher
                                                     Chairman

                             NORTH AMERICAN FUNDS

                           INTERNATIONAL EQUITY FUND

                             INFORMATION STATEMENT

    This Information Statement is being furnished by the Board of Trustees of North American Funds (the "Trust") to the shareholders of the International Equity Fund (formerly the International Growth and Income Fund) (the "Fund"), a series of the Trust. This information statement is being mailed on or about April 29, 1999 to all of the Fund's shareholders of record as of April 15, 1999. A copy of the Annual Report of the Trust, including audited financial statements for the fiscal year ended October 31, 1998 (the "Report"), has been previously sent to shareholders. The Trust will furnish an additional copy of the Report without charge to a shareholder who requests it by writing to John
I. Fitzgerald, Secretary of the Trust, 286 Congress Street, Boston, MA 02210 or by calling 1-800-872-8037.

    NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Introduction

    Prior to April 1, 1999, J.P. Morgan Investment Management, Inc. ("J.P. Morgan") was the subadvisor to the Fund. On February 25, 1999, J.P. Morgan tendered its resignation, effective March 31, 1999 (the "Resignation"). As a result of the Resignation, the existing subadvisory agreement for the Fund between CypressTree Asset Management Corporation, Inc. ("CAM") and J.P. Morgan (the "Previous Subadvisory Agreement") terminated, and approval of a new agreement became necessary. Consequently, the Board of Trustees of North American Funds approved a new subadvisory agreement with Morgan Stanley Dean Witter Investment Management Inc. ("MSDW Investment Management") on substantially identical terms to the old agreement (the "New Subadvisory Agreement"). MSDW Investment Management in certain instances does business using the name Morgan Stanley Asset Management ("MSAM"). The New Subadvisory Agreement became effective on April 1, 1999.

    Under an order the Trust has received from the Securities and Exchange Commission, the Trust is permitted to appoint a subadvisor pursuant to a subadvisory agreement with the Trust's investment adviser, CAM, that has not been approved by shareholders. The Trustees of the Trust must approve such subadvisory agreements, and the Trust must provide notice to shareholders within 60 days of such hiring of a new subadvisor or the implementation of any material change in a subadvisory contract. This Information Statement is being supplied to shareholders to fulfill the notice condition.

    The New Subadvisory Agreement is substantially identical to the Previous Subadvisory Agreement, except for the date of execution, the name of the subadvisor and the name of the Fund.

Delegation by the Advisor

    Since October 1, 1997, CAM has served as investment advisor to the Fund pursuant to an Investment Advisory Agreement with the Trust (the "Investment Advisory Agreement"). CAM, located at 286 Congress Street, Boston, Massachusetts 02210, is a wholly-owned subsidiary of CypressTree Investments, Inc. ("CII"), an affiliate of Cypress Holding Company, Inc. ("CHC"). CHC was founded in November 1995 to create investment management, marketing, distribution and operations enterprises. Equity investors in CII include Berkshire Fund IV, L.P. ("Berkshire"), Berkshire Investors, LLC ("Berkshire Investors"), Standish, Ayer & Wood, Inc. ("Standish") and the principals and employees of CII. Berkshire is an investment limited partnership sponsored by Berkshire Partners, LLC ("Berkshire Partners"). Berkshire Partners is a private equity investor based in Boston. Standish, an investment counseling firm based in Boston, provides investment counsel to a wide range of pension, endowment and high net worth clients.

    CAM oversees the administration of all aspects of the business and affairs of the Trust; selects, contracts with and compensates subadvisors to manage the assets of the Funds; and reimburses the Trust if the total of certain expenses allocated to the Fund exceeds certain limitations. CAM monitors the subadvisor for compliance with the investment objectives and related policies of the Fund, reviews the performance of the subadvisor and periodically reports to the Trustees of the Trust.

    In addition, the Investment Advisory Agreement provides that in carrying out its responsibility to supervise and manage all aspects of the Fund's operations, CAM may engage, subject to approval of the Board of Trustees and, where required, the shareholders of the Fund, a subadvisor to provide services to the Fund. CAM may delegate to the subadvisor, among other things, the duty to formulate and implement the Fund's investment program, including the duty to determine what issuers and securities will be purchased for or sold by the Fund. In accordance with this provision, CAM entered into the Previous Subadvisory Agreement with J.P. Morgan, pursuant to which the duties described above were delegated by CAM to J.P. Morgan.

    The Investment Advisory Agreement and the Previous Subadvisory Agreement were approved by shareholders of the Fund on September 25, 1997. Shareholder approval was required under the 1940 Act because these agreements were taking effect for the first time. Prior to October 1, 1997, NASL Financial Services, Inc. ("NASL Financial") served as adviser to the Fund. Under the Previous Subadvisory Agreement and predecessor agreements with NASL Financial, J.P. Morgan has served as subadvisor to the Fund since the Fund's inception on October 1, 1996.

The Previous Subadvisory Agreement

    The Previous Subadvisory Agreement required J.P. Morgan to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of CAM. Under the terms of the Previous Subadvisory Agreement, J.P. Morgan was authorized to effect portfolio transactions for the Fund using its own discretion, and without prior consultation with CAM. J.P. Morgan was also required to report periodically to CAM and the Trustees of the Trust.

    Under the Previous Subadvisory Agreement, J.P. Morgan was entitled to receive from CAM (and not from the Fund) a subadvisory fee stated as an annual percentage of the current value of the net assets of the Fund as set out below:

                                         Between      Between
                                         $50 million  $200 million
                             First       and          and          Excess Over
Portfolio                    $50 million $200 million $500 million $500 million
---------                    ----------- ------------ ------------ ------------
International Equity Fund...    .500%        .450%        .400%        .350%

    For the fiscal year ended October 31, 1998, the aggregate subadvisory fee paid by CAM to J.P. Morgan under the Previous Subadvisory Agreement was $257,885.

    CAM regularly monitors the performance of the subadvisor of the Fund, reports on and analyzes the Fund's investment performance for the Board of Trustees and evaluates alternative investment subadvisors. The Board of Trustees met with J.P. Morgan representatives on June 20, 1996; December 13, 1996; June 26, 1997 and March 10, 1998. In the first half of 1998, CAM became concerned with the relative investment performance of the Fund. On January 25, 1999, CAM met with one of the Fund's portfolio managers to discuss concerns relating to the Fund's performance, among other matters.

    On February 25, 1999, J.P. Morgan tendered its resignation as subadvisor, effective March 31, 1999. The Resignation resulted in the termination of the Previous Subadvisory Agreement.

Proposed New Subadvisor and Evaluation of Trustees

    At a meeting held on March 9, 1999, the Board received a proposal from CAM to replace J.P. Morgan with MSAM as subadvisor to the Fund. The Board of Trustees, including the Trustees who are not interested persons of CAM, any of the subadvisors of the Fund or the Trust, voted to accept the resignation of J.P. Morgan as subadvisor to the Fund effective March 31, 1999 and to approve the New Subadvisory Agreement with MSAM effective April 1, 1999.

    The terms and conditions of the New Subadvisory Agreement are substantially identical in all material respects with those of the Previous Subadvisory Agreement with the exception of the date of execution, the name of the subadvisor and the name of the Fund.

    In support of its recommendation to engage MSAM as subadvisor to the Fund pursuant to the terms of the New Subadvisory Agreement, CAM informed the Board of Trustees of its belief that appointment of MSAM as subadvisor to the Fund would benefit shareholders. In evaluating the proposed New Subadvisory Agreement, the Trustees received information and reviewed materials furnished by CAM and MSAM, including information about MSAM personnel, operations and anticipated management of the Fund as well as possible other subadvisors for the Fund. The Trustees also considered MSAM's performance as subadvisor to the Global Equity Fund, another fund in the Trust.

    CAM's recommendation of MSAM was based, among other factors, on (1) the performance of other accounts which have in the past been managed by MSAM professionals which have substantially similar investment objectives to the Fund, (2) the MSAM personnel who will be involved in the management of the Fund, and (3) the substantially identical terms of the Previous Subadvisory Agreement and the New Subadvisory Agreement, including the terms relating to the services to be provided and the fees payable by CAM to the subadvisor.

New Subadvisory Agreement

    As in the Previous Subadvisory Agreement with J.P. Morgan, the New Subadvisory Agreement with MSAM requires MSAM to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of CAM. Likewise, MSAM is authorized to effect portfolio transactions for the Fund using its own discretion, and without prior consultation with CAM and is required to report periodically to CAM and the Trustees of the Trust.

    As compensation for its services under the New Subadvisory Agreement, MSAM is entitled to receive from CAM subadvisory fees calculated at the same rate as those payable to J.P. Morgan under the Previous Subadvisory Agreement described above.

    The New Subadvisory Agreement provides that it will continue in effect for two years from its date of execution and thereafter from year to year if its continuance is approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by vote of a majority of the Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Fund, CAM or MSAM, cast in person at a meeting called for the purpose of voting on such approval. Any amendment to the New Subadvisory Agreement must be approved by CAM and MSAM and, if required by law, by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of Trustees of the Trust who are not such interested persons, cast in person at a meeting called for the purpose of voting on such approval.

    The New Subadvisory Agreement may be terminated without penalty by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty days' written notice, or by MSAM or CAM upon sixty days' written notice, and it will terminate automatically in the event of its assignment. The New Subadvisory Agreement will automatically terminate if the Advisory Agreement for the Fund is terminated.

    Like the Previous Subadvisory Agreement, the New Subadvisory Agreement provides that MSAM will not be subject to any liability for any error of judgment made in the good faith exercise of the Subadvisor's investment discretion in connection with selecting Fund investments except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of MSAM. Both the Previous Subadvisory Agreement and the New Subadvisory Agreement contain indemnification provisions in which J.P. Morgan and MSAM, respectively, agree to indemnify CAM for certain losses. In the Previous Subadvisory Agreement, J.P. Morgan agreed to indemnify CAM for losses arising from or in connection with the Previous Subadvisory Agreement or J.P. Morgan's performance of its duties thereunder. In the New Subadvisory Agreement, MSAM agrees to indemnify CAM for losses arising from MSAM's willful malfeasance, bad faith, gross negligence or reckless disregard in connection with the New Subadvisory Agreement. The other limitations for indemnification are the same for both agreements.

    The Trustees of the Trust believe that the terms of the New Subadvisory Agreement are fair to, and in the best interest of, the Fund and its shareholders.

Brokerage Policies

    It is the policy of MSAM, in effecting transactions in securities for the Fund, to seek the best execution of orders at the most favorable prices. The determination of what may constitute best execution in a securities transaction involves a number of judgmental considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, the availability of the broker to stand ready to execute possibly difficult transactions for the Fund in the future, and the financial strength and stability of the broker.

    Subject to the policy of seeking best execution of orders at the most favorable prices, MSAM may execute transactions with brokerage firms which provide research services and products to MSAM. The phrase "research services and products" includes advice as to the value of securities, the advisability of investing in, purchasing or selling securities, the availability of securities or purchasers or sellers of securities, the furnishing of analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts and the obtainment of products such as third-party publications, computer and electronic access equipment, software programs and other information and accessories that may assist MSAM in furtherance of its investment advisory responsibilities to its advisory clients. Such services and products permit MSAM to supplement its own research and analysis activities, and provide it with information from individuals and research staffs of many securities firms. Generally, it is not possible to place a dollar value on the benefits derived from specific research services and products. MSAM may receive a benefit from these research services and products which is not passed on, in the form of a direct monetary benefit, to the Fund. If MSAM determines that any research product or service has a mixed use, such that it also serves functions that do not assist in the investment decision-making process, MSAM will allocate in good faith the cost of such service or product accordingly. The portion of the product or service that MSAM determines will assist it in the investment decision-making process may be paid for in brokerage commission dollars. The non-research part must be paid for in hard dollars from MSAM. Any such allocation may create a conflict of interest for MSAM.

    Neither the research services nor the amount of brokerage given to a particular broker-dealer are made pursuant to any agreement or commitment with any of the selected broker-dealers that would bind MSAM to compensate the selected broker-dealer for research provided. MSAM maintains an internal allocation procedure to identify those broker-dealers which have provided it with research and endeavors to direct sufficient commissions to them to ensure continued receipt of research MSAM believes is useful.

    Research services and products obtained by MSAM from brokers who execute portfolio transactions for the Fund may be useful to MSAM in providing investment advice to any of the funds or clients it advises. Likewise, information made available to MSAM from brokers effecting securities transactions for such other funds and clients may be utilized on behalf of the Fund. Thus, there may be no correlation between the amount of brokerage commissions generated by a particular fund or client and the indirect benefits received by that fund or client.

    Subject to the policy of seeking the best execution of orders at the most favorable prices and to such policies as the Board of Trustees of the Trust may establish from time to time, sales of shares of the Fund may also be considered as a factor in the selection of brokerage firms to execute portfolio transactions for the Fund.

    Because selection of executing brokers is not based solely on net commissions, the Fund may pay an executing broker a commission higher than that which might have been charged by another broker for that transaction. MSAM will not knowingly pay higher mark-ups on principal transactions to brokerage firms as consideration for receipt of research services or products. While it is not practicable for MSAM to solicit competitive bids for commissions on each portfolio transaction, consideration is regularly given to available information concerning the level of commissions charged in comparable transactions by various brokers. Transactions in over-the-counter securities are normally placed with principal market makers, except in circumstances where, in the opinion of MSAM, better prices and execution are available elsewhere.

    Subject to the overriding objective of obtaining the best possible execution of orders, MSAM may allocate brokerage transactions to affiliated brokers. In order for the affiliated broker to effect portfolio transactions for the Fund, the commissions, fees or other remuneration received by the affiliated broker must be reasonable and fair compared to the commissions, fees and other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period. Furthermore, the Trustees of the Trust, including a majority of those Trustees who are not "interested persons" of the Trust as defined in the 1940 Act, have adopted procedures which are reasonably designed to provide that any commissions, fees or other remuneration paid to an affiliated broker are consistent with the foregoing standard.

Information about the Trust

    The Trust is a diversified, open-end management investment company organized in 1988 as a business trust under the laws of Massachusetts, and is a series type company with fifteen investment portfolios. The International Equity Fund is one of those portfolios. The address of the Trust is 286 Congress Street, Boston, Massachusetts 02210.

Information about MSAM

    MSAM is a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. ("MSDW & Co."). The principal offices of MSDW & Co. are located at 1585 Broadway, New York, NY 10036, and the principal offices of MSAM are located at 1221 Avenue of the Americas, New York, NY 10020. MSDW & Co. is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses--securities, asset management and credit services.

    As of December 31, 1998, MSAM, together with its affiliated institutional asset management companies, managed assets of approximately $163.4 billion, including assets under fiduciary advice.

    MSAM conducts a worldwide portfolio management business and provides a broad range of portfolio management services to customers in the United States and abroad. The management board of MSAM includes Ann D. Thivierge and Barton
M. Biggs. Ms. Thivierge is a Managing Director of MSAM and MSCI. She is a member of MSAM's asset allocation committee. Ms. Thivierge joined MSAM in 1986 and holds a B.A. in International Relations from James Madison College, Michigan State University, and an M.B.A. in Finance from New York University. Mr. Biggs has been Chairman and a director of MSAM since 1980 and a Managing Director of MSCI since 1975. He is also a director and chairman of various registered investment companies to which MSAM and certain of its affiliates provide investment advisory services. Mr. Biggs holds a B.A. from Yale University and an M.B.A. from New York University.

    MSAM acts as investment adviser (or, where indicated, as subadvisor) to the following other mutual funds which have a similar objective to that of the
Fund:

                                                        Annual Management        Approximate
                                                        (or Subadvisory)        Net Assets as
                                                       Fee Rate (as a % of     of February 28,
                        Fund                               net assets)        1999 ($ millions)
                        ----                           -------------------    -----------------
 Morgan Stanley Dean Witter Institutional Fund, Inc.    .65%                       $303,351,458
  --Active International Allocation Portfolio

 Fountain Square International Equity Fund (1)          .50%                       $166,776,108

Sun America Series Trust                                .65% to $350 million;      $347,562,324
  --International Diversified Equities Portfolio (1)    .60% thereafter

 Van Kampen Life Investment Trust                       The advisor charges a      $  3,132,390
  --Global Equity Portfolio (1)                         fee of 1.00%; MSAM
                                                        receives 50% of the
                                                        compensation actually
                                                        received by the fund's
                                                        advisor

 Van Kampen Series Fund, Inc.                           Variable fee;              $532,200,772
  --Global Equity Allocation Fund (1)                   See (2) for details

-----------
(1) MSAM acts as subadvisor to this fund.
(2) The advisor charges a fee of 1.00%; MSAM receives 50% of compensation actually received when average daily net assets ("ADNA") are less than or equal to $500 million; if ADNA are greater than $500 million, MSAM will receive the greater of (a) 50% of what the total advisory fee payable to the advisor would have been had the fund's ADNA been equal to $500 million or (b) 45% of the total advisory fee payable to the advisor

Other Information

    As of April 15, 1999, to the Fund's knowledge, no persons owned of record or beneficially more than 5% of the outstanding shares of the indicated class of the International Equity Fund.

    As of April 15, 1999, the officers and Trustees of the Fund as a group owned less than 1% of the outstanding shares of the Fund.